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                                                                    EXHIBIT A
                         ICF KAISER INTERNATIONAL, INC.
                                9300 Lee Highway
                          Fairfax, Virginia 22031-2107


                                 March 13, 1990
Jarrod M. Cohen
Cowen Incorporated
Financial Square
New York, NY 10005-3597

Dear Jarrod:

         The purpose of this letter is to set forth the agreements we have reached as a result of recent discussions. It will become effective on the date of your execution of this letter (the "Effective Date").

         As promptly as practicable after receipt of your written request at any time between July 1, 1998 and December 31, 1998, the Board of Directors of ICF Kaiser International, Inc. (the "Company") will take all steps necessary to create, and elect you to fill, a vacancy in the class of 2000 on the Board of Directors of the Company. As you know, the Board has been on record since early 1997 as to its intent to add several other outside directors to reach a total size of twelve, with three management directors and nine outsiders. Consistent with that intent, the Board has proposed to nominate Michael E. Tennenbaum for election to the Company's Board of Directors at the 1998 annual meeting on the terms outlined in the attachment.

         For your part, you, Cowen & Company, Cowen Incorporated and Joseph M. Cohen (the "Cohen Parties") agree as follows:

         (a) You will not consent (and will withdraw any previously granted consent) to be a nominee for election to the Company's Board of Directors at the 1998 annual meeting of the Company's shareholders.

         (b) At the Company's 1990 annual meeting of shareholders the Cohen Parties will vote in favor of the nominees for election as directors proposed by the Company's Board of Directors.

         (c) During the period commencing on the Effective Date and ending on the later of (x) December 31, 1998 or (y) if you elect to become a member of the Board of Directors prior to December 31, 1998, the date you or any other designee of the Cohen Parties ceases to be a member

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of the Board of Directors, the Cohen Parties shall not, without the express written consent of a majority of the directors of the Company other than the Cohen Parties or their designees:

              (i) subject any of the Company's voting securities to a voting trust or voting agreement;

              (ii) solicit proxies or become a "Participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), in opposition to any recommendation of the Board of Directors of the Company;

              (iii) join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring holding, voting or disposing of voting securities of the Company, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with another Cohen Party);

              (iv) become, alone or in conjunction with others, an "Acquiring Person" as defined in the Company's Shareholder Rights Plan as adopted January 13, 1992; or

              (v) dispose of any voting securities of the Company to any person who, to the knowledge of the Cohen Parties, as a result of acquiring such voting securities would become an "Acquiring Person" as defined in the Company's Shareholder Rights Plan as adopted January 13, 1992.

         (d) Each of the Cohen Parties shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed (to the extent permitted by law) to be present, at all meetings of the stockholders of the Company with respect to which the Cohen Parties receives notice so that all voting securities of the Company owned by any of them may be counted for the purpose of determining the presence of a quorum at such meetings.

         (e) For purposes of this letter (x) "Affiliate" shall have the same meaning as Affiliate under Rule 12b-2 under the Exchange Act, and (y) "Beneficial Owner" shall have the same meaning as "Beneficial Owner" under Rule 13d-3 under the Exchange Act, and "Beneficial Ownership" shall have a correlative meaning.


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         If the foregoing accurately summarizes our agreement, please sign where indicated below.

                                        Very truly yours,


                                        ICF KAISER INTERNATIONAL, INC.


                                        By:/s/ James D. Edwards
                                           ---------------------------
                                           James O. Edwards
                                           Chairman of the Board and Chief
                                             Executive Officer

COWEN & COMPANY

By:/s/ David Sarns
   ----------------------------
   Name:  David Sarns
   Title: Chief Administrative
            Officer

Dated March 24, 1998



COWEN INCORPORATED

By:/s/ David Sarns
   ----------------------------
   Name:   David Sarns
   Title:  Chief Administrative
             Officer

Dated March 24, 1998



/s/Joseph M. Cohen
-------------------------------
Joseph M. Cohen

Dated:  March 24, 1998



/s/ Jarrod M. Cohen
-------------------------------
Jarrod M. Cohen

Dated:  March 24, 1998



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                         ICF KAISER INTERNATIONAL, INC.
                                9300 Lee Highway
                          Fairfax, Virginia 22031-2107


Mr. Michael E. Tennenbaum
Tennenbaum & Co., L.L.C.
1999 Avenue of the Stars, Suite 1010
Los Angeles, CA 90067-6022

Dear Michael:

         The purpose of this letter is to set forth the agreements we have reached as a result of discussions over the past several days. It will become effective on the date of your execution of this letter (the "Effective Date").

         The Board of Directors of ICF Kaiser International, Inc. (the "Company") will nominate, recommend and solicit proxies for your election as a director, for a three-year term, at the 1998 annual meeting of shareholders.

         Also, the Board of Directors has acted to unconditionally and irrevocably offer Jarrod Cohen the opportunity to join the Board at his written request at any time between July 1, 1998 and December 31, 1998 for a term extending to the annual meeting of shareholders in 2000, and until his successor is elected.

         For your part, you and Tennenbaum & Co., L.L.C. (the "Tennenbaum Parties") agree as follows:

         (a) During the period commencing on the Effective Date and ending on the earlier of (i) five years after the Effective Date and (ii) the day after the date the Tennenbaum Parties and all of their Affiliates cease to be the Beneficial Owners of any of the Company's voting securities ("Restricted Securities"), the Tennenbaum Parties shall not, without the express written consent of a majority of the directors of the Company not designated by the Tennenbaum Parties pursuant to this Agreement, acquire, directly or indirectly, any voting securities of the Company if, following such acquisition, such Tennenbaum Parties, together with their Affiliates, would directly or indirectly be the Beneficial Owners of voting securities of the Company representing in the aggregate more than 19.5% of the total combined voting power of all issued and outstanding securities of the Company (it being understood that this provision shall not be violated if such Tennenbaum Parties and their Affiliates become entitled to exercise voting power in excess of such percentage as a result of any event or circumstance other than the


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acquisition by such Tennenbaum Parties or their Affiliates of Beneficial
Ownership of additional voting securities of the Company). The Company hereby agrees that it shall not take any action, including without limitation, any amendment to its Shareholders Rights plan, that would prevent the Tennenbaum Parties from acquiring additional securities within the limitations set forth herein.

         (b) During the period (i) between the date hereof and May 1, 1998 and
(ii) that you or another person who is an Affiliate of the Tennenbaum Parties is a member of the Board of Directors, and for a period of 90 days thereafter, the Tennenbaum Parties shall not, without the express written consent of a majority of the directors of the Company not designated by the Tennenbaum Parties pursuant to this Agreement:

         (x) subject any Restricted Securities to any voting trust or voting agreement;

              (y-1) recruit, or engage in organizing persons not nominated by the Board of Directors to oppose the Board of Directors nominated candidates in an election; or

              (y-2) financially support (including contributing money, lending money, furnishing credit or entering into any other arrangements or contracts regarding financing) a proxy contest for Board of Directors candidates to oppose the candidates nominated by the Board of Directors; or

              (y-3) provide any material, non-public information gained in your position as Director to opposing Board candidates, except as required by law, and then only after notice to the Company.

              (z) join a partnership, limited partnership, syndicate or other group, or otherwise act in concert with any other person, for the purpose of acquiring, holding, voting or disposing of voting securities of the Company, or otherwise become a "person" within the meaning of Section 13(d)(3) of the Exchange Act (in each case other than solely with another Tennenbaum Party).

         (c) Each of the Tennenbaum Parties shall be present, in person or by proxy, and without further action hereby agree that they shall be deemed (to the extent permitted by law) to be present, at all meetings of the stockholders of the Company with respect to which the Tennenbaum Parties receive notice so that all voting securities of the Company owned by any of them may be counted for the purpose of determining the presence of a quorum at such meetings.


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         (d) For purposes of this letter (i) "Affiliate" shall have the same meaning as Affiliate under Rule 12b-2 under the Exchange Act, and (ii) "Beneficial Owner" shall have the same meaning as "Beneficial Owner" under Rule 13d-3 under the Exchange Act, and "Beneficial Ownership" shall have a correlative meaning.

         The agreements set forth in paragraphs (a)-(d) above shall terminate and be of no further effect in the event (i) you are not elected as a director of ICF Kaiser, as contemplated herein, on or before May 30, 1998; or (ii) Jarrod Cohen does not become a director upon his acceptance of the offer referred to above.

         The Company hereby agrees to promptly reimburse the Tennenbaum Parties for all reasonable and necessary documented out-of-pocket expenses incurred by them (including but not limited to fees and disbursements of counsel) in connection with their proposals to the Board of Directors of the Company and the potential solicitation of proxies for the election of directors to the Company, up to a maximum of $25,000.

         If the foregoing accurately summarizes our agreement, please sign where indicated below.

                              Very truly yours,

                              ICF KAISER INTERNATIONAL, INC.

                              BY:/s/ James O. Edwards
                                 ---------------------------
                                 James O. Edwards
                                 Chairman of the Board and
                                   Chief Executive Officer

TENNENBAUM & CO., L.L.C.


By:/s/ Michael E. Tennenbaum
   --------------------------
   Michael E. Tennenbaum,
   Managing Member

Dated:  March 13, 1998


/s/Michael E. Tennenbaum
   --------------------------
   Michael E. Tennenbaum,
     Individually

Dated:  March 13, 1998